Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

NAVIENT CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Navient Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designations of Series A Junior Participating Preferred Stock, par value $0.20 per share, of the Corporation establishing 2,000,000 shares of the Series A Junior Participating Preferred Stock of the Corporation (the “Preferred Shares”) was originally filed in the office of the Secretary of State of the State of Delaware on December 20, 2021 (the “Certificate of Designations”).

SECOND: that no Preferred Shares are outstanding, and no shares thereof will be issued subject to said Certificate of Designations.

THIRD: that the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution approving, authorizing and directing the elimination of the Preferred Shares:

RESOLVED, that each of the Authorized Transaction Officers (as defined in these resolutions), acting alone, be, and hereby is, authorized and empowered to, on behalf and in the name of the Corporation, execute, acknowledge and file, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that no Series A Preferred Shares are outstanding, that none will be issued pursuant to the Certificate of Designations, and that the shares that were designated as shares of “Series A Junior Participating Preferred Stock” are returned to the status of authorized but unissued shares of preferred stock, par value $0.20 per share, of the Corporation, without designation, and thereby eliminating from the Amended and Restated Certificate of Incorporation of the Corporation, as amended, all matters set forth in the Certificate of Designations, in such form as shall be approved by any Authorized Officer, with the advice of counsel, such determination to be conclusively established by the execution thereof.

FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Corporation is hereby amended to eliminate all reference to the Preferred Shares.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 28th day of October 2026.

NAVIENT CORPORATION

By:	/s/ EDWARD BRAMSON
Name: Edward Bramson
Title: Chief Executive Officer

[Signature Page to Certificate of Elimination]